Exhibit 99.1

Sterling Bancorp, Inc. Announces 2018 Annual Shareholder Meeting Date

Southfield, Michigan, February 15, 2018 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B., today announced that it has scheduled its 2018 Annual Meeting of Shareholders for May 15, 2018 at a time and location to be determined and specified in the Company’s proxy statement related to the 2018 Annual Meeting.

Pursuant to applicable Securities and Exchange Commission rules and the Company’s bylaws, the deadline for the submission of proposals to be included in the Company’s proxy materials, or for director nominations or other business to be brought before the 2018 Annual Meeting by a shareholder, is the close of business on February 26, 2018.  Written notice for any such proposals, nominations or other business must be received by the Company at its principal executive office (Sterling Bancorp, Inc., Attention: General Counsel, One Towne Center, Southfield, MI 48076) by the close of business on February 26, 2018.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City, and a loan production office in Seattle, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at www.sterlingbank.com.

Contacts:

Investors

Financial Profiles, Inc.

Allyson Pooley

310-622-8230

Larry Clark

310-622-8223

SBT@finprofiles.com